EXHIBIT 99.1

CASMED Reports Second-Quarter 2016 Financial Results

   FORE-SIGHT® Disposable Sensor Revenues Increase 27%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., Aug. 04, 2016 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and six months ended June 30, 2016.

Net sales from continuing operations increased 18% to $5.5 million for the second quarter of 2016, from $4.7 million for the second quarter of 2015.

The Company recorded a net loss applicable to common stockholders for the second quarter of 2016 of $2.1 million, or $0.08 per share, compared with a net loss applicable to common stockholders for the second quarter of 2015 of $2.3 million, or $0.09 per share.

Highlights for the second quarter of 2016, compared with the second quarter of 2015, include the following:

  FORE-SIGHT disposable sensor sales increased 27% and represented 73% of total sales from continuing operations.
  FORE-SIGHT U.S. disposable sensor sales increased 24%, marking the 25th consecutive quarter of double-digit growth.
  Total FORE-SIGHT sales increased 15% and represented 81% of total net sales from continuing operations.
  Net 83 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  Net cumulative FORE-SIGHT cerebral oximeters, shipped worldwide as of June 30, 2016, reached 1,871 units, and the domestic installed base of monitors reached 1,019 monitors, both up 25%.
  Gross profit margin improved to 54.7% from 51.2%.
  As of June 30, 2016, CASMED had $7.6 million in cash and $2.1 million available under its line-of-credit.

Management Commentary

“Sales growth of our FORE-SIGHT disposable sensors was strong during the quarter, both in the U.S. and international markets, as we continue to take market share and expand the market for cerebral oximetry,” said Thomas M. Patton, President and Chief Executive Officer of CASMED. “FORE-SIGHT disposable sensors represented 73% of total sales from continuing operations, up from 68% in the prior year, and contributed to a 340-basis-point expansion in gross profit margin compared with the prior year.

“Including FORE-SITE cerebral oximeter shipments during the second quarter, our U.S. net cumulative installed base now exceeds 1,000 monitors.  FORE-SIGHT sensors have been used now on more than 300,000 patients, guiding doctors to improve care all over the world, including at nine of the top-20 U.S. adult cardiac hospitals, as ranked by U.S. News and World Report.

“Our outlook is for increasing sales of FORE-SIGHT units in the second half of 2016, and we are affirming our expectation to ship a total of 400 FORE-SIGHT cerebral oximeters this year,” he added.  “We also are on track to achieve our 2016 growth objective of FORE-SIGHT sales exceeding 20%.”

Second-Quarter Financial Results

Net sales from continuing operations for the second quarter of 2016 increased 18% to $5.5 million, from $4.7 million in net sales from continuing operations for the second quarter of 2015.  FORE-SIGHT oximetry sales increased 15% to $4.5 million, led by an 18% increase in domestic sales. Traditional monitoring product sales increased 29% to $1.1 million.  FORE-SIGHT sales accounted for 81% of total sales from continuing operations for the second quarter of 2016.

The operating loss for the second quarter of 2016 was $1.3 million, an improvement of $0.5 million from the second quarter of 2015. Increases in sales from continuing operations and higher gross profit were responsible for the improvement. The gross profit margin was 54.7% for the second quarter of 2016, compared with 51.2% for the prior-year period, primarily due to the sales shift in product mix to FORE-SITE sensors. Operating expenses increased due to the Company’s expansion of its FORE-SIGHT sales force.

Six-Month Financial Results

Net sales from continuing operations for the first six months of 2016 were $11.0 million, an increase of $1.8 million, or 19%, from the first six months of 2015. FORE-SIGHT oximetry sales increased by 22% to $8.8 million and included FORE-SIGHT disposable sensor sales of $7.8 million, an increase of $1.7 million, or 27%, compared with the prior-year period. Sales of traditional monitoring products were $2.2 million for the first half of 2016, an increase of 8% from the first six months of 2015.

The operating loss for the first six months of 2016 was $2.8 million, an improvement of $0.5 million from the operating loss of $3.3 million reported for the first six months of 2015.  Increased sales from continuing operations, higher gross profits, and favorable gross profit margins were partially offset by increased operating expenses. Gross profit margins for the first six months of 2016 were 53.8%, up from 50.7% for the prior-year period.

The Company recorded a net loss applicable to common stockholders for the first six months of 2016 of $1.0 million, or $0.04 per common share, compared with a net loss applicable to common stockholders for the first six months of 2015 of $4.2 million, or $0.17 per common share. During the first quarter of 2016, the Company recorded a gain on the sale of its neonatal intensive care disposables product line of $2.9 million.

As of June 30, 2016, cash and cash equivalents were $7.6 million, and $2.1 million in borrowings were available under the Company’s line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss second-quarter 2016 results and answer questions.  Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/corporate-info.

A telephone replay will be available from 12:30 p.m. Eastern time on August 4, 2016, through 11:59 p.m. Eastern time on August 19, 2016.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 53435989
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leader in non-invasive patient monitoring of cerebral oxygenation. The Company's FORE-SIGHT® Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for patients during critical care.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2015, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact CAS Medical Systems, Inc. Jeffery A. Baird Chief Financial Officer (203) 315-6303 ir@casmed.com Investors LHA Bruce Voss / Jody Cain (310) 691-7100 bvoss@lhai.com @LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$7,570,291	$7,528,292
Accounts receivable	3,044,230	2,921,720
Inventories	1,827,096	1,428,425
Other current assets	551,727	416,112
Assets associated with discontinued operations	990,135	1,239,344
Total current assets	13,983,479	13,533,893

Property and equipment	8,762,425	8,406,649
Less accumulated depreciation	(6,339,162)	(6,173,823)
	2,423,263	2,232,826

Intangible and other assets, net	784,587	813,017
Total assets	$17,191,329	$16,579,736

Accounts payable	$1,366,584	$1,459,798
Accrued expenses	1,689,010	1,833,502
Notes payable	162,363	82,377
Current portion of long-term debt	-	2,616,992
Liabilities associated with discontinued operations	295,902	199,940
Total current liabilities	3,513,859	6,192,609

Deferred gain on sale and leaseback of property	158,921	226,240
Long-term debt, less current portion, less unamortized debt issuance costs	7,277,550	4,207,629
Other long-term liabilities	320,000	300,000
Total liabilities	11,270,330	10,926,478

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	109,691	109,567
Additional paid-in capital	30,159,202	29,636,087
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(38,184,054)	(37,928,556)
Total stockholders' equity	5,920,999	5,653,258

Total liabilities & stockholders' equity	$17,191,329	$16,579,736

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net sales from continuing operations	$5,539,039	$4,707,607	$10,994,565	$9,228,494

Cost of sales	2,510,109	2,298,257	5,084,980	4,554,037
Gross profit	3,028,930	2,409,350	5,909,585	4,674,457

Operating expenses:
Research and development	867,219	898,769	1,822,626	1,732,258
Selling, general and administrative	3,491,262	3,321,447	6,859,146	6,204,932
Total operating expenses	4,358,481	4,220,216	8,681,772	7,937,190

Operating loss	(1,329,551)	(1,810,866)	(2,772,187)	(3,262,733)

Interest expense	322,114	214,274	521,362	432,088
Other income	(2,000)	(777)	(6,873)	(1,126)
Loss from continuing operations before income taxes	(1,649,665)	(2,024,363)	(3,286,676)	(3,693,695)
Income tax expense (benefit)	30,334	(15,706)	(1,060,912)	(74,514)
Loss from continuing operations	(1,679,999)	(2,008,657)	(2,225,764)	(3,619,181)
Discontinued operations
(Loss) income from discontinued operations	(86,669)	61,814	89,083	212,898
Gain on sale of discontinued operations		-	2,942,095	-
Income tax (benefit) expense	(30,334)	15,706	1,060,912	74,514
(Loss) income from discontinued operations	(56,335)	46,108	1,970,266	138,384
Net loss	(1,736,334)	(1,962,549)	(255,498)	(3,480,797)
Preferred stock dividend accretion	367,378	342,749	728,438	679,603
Net loss applicable to common stockholders	$(2,103,712)	$(2,305,298)	$(983,936)	$(4,160,400)

Loss per common share from continuing
operations - basic and diluted	$(0.08)	$(0.09)	$(0.11)	$(0.17)

(Loss) income per common share from discontinued
operations - basic and diluted	$(0.00)	$0.00	$0.07	$0.00

Per share basic and diluted net loss applicable
to common stockholders:	$(0.08)	$(0.09)	$(0.04)	$(0.17)

Weighted-average number of common
shares outstanding:
Basic and diluted	26,823,919	26,595,219	26,812,176	24,700,099